 Exhibit 99.1

Vicor Technologies Announces Agreement with ZOLL Medical Corporation

Leading Global Resuscitation Company to License and Develop
Vicor’s PD2i® Technology for use in its Products

Boca Raton, Fla. – July 27, 2011 – David H. Fater, CEO of Vicor Technologies, Inc. (OTCBB: VCRT), today announced that Vicor and ZOLL Medical Corporation (NASDAQ GS: ZOLL), have entered into a licensing and development agreement.  ZOLL Medical Corporation is the leading global manufacturer of resuscitation and critical care devices and related software solutions, including professional defibrillators and automated external defibrillators (AEDs), the LifeVest® Wearable Defibrillator , the AutoPulse® Non-invasive Cardiac Support Pump, and Intravascular Temperature Management (IVTM™) equipment.  Vicor Technologies is a biotechnology company focused on the commercialization of its PD2i Analyzer™, an innovative, non-invasive diagnostic employing Vicor’s patented, proprietary PD2i® nonlinear algorithm. Clinical use of the PD2i Analyzer™ is supported by an expanding body of literature documenting the PD2i® nonlinear algorithm as a valid metric for risk stratifying specific target populations for future pathological events, including cardiovascular disease patients for death resulting from arrhythmia or congestive heart failure, diabetics for the presence of diabetic autonomic neuropathy (DAN), trauma victims for imminent death absent immediate lifesaving intervention, and ICU patients for mortality risk stratification.

The agreement allows ZOLL to incorporate Vicor’s patented, proprietary PD2i® nonlinear algorithm into ZOLL products to enable the ability to predict the risk of future serious events, such as sudden or imminent death in specific patient populations.  ZOLL will add Vicor’s PD2i® technology in existing and future products to permit real time analysis of patient physiological information and risk prediction to enable earlier intervention in patients and prevent serious events.

“Given the PD2i®’s ability to detect a patient’s risk of tachyarrhythmia in time for a warning to be issued to the patient and/or caregiver, we are pleased to be able to utilize this technology in our resuscitation devices, many of which are not only therapeutic but also used to monitor patients prior to an acute event.  This technology furthers our ability to not only improve outcomes from sudden cardiac arrest and save people’s lives, but also to predict and prevent such events from occurring,” stated Jonathan A. Rennert, President of ZOLL Medical Corporation.

 “We are pleased that our PD2i® technology has attracted the attention of ZOLL Medical Corporation, a worldwide leader in the field of resuscitation.  ZOLL has been advancing resuscitation care and improving clinical efficiencies since its inception in l980.  During this time, ZOLL has introduced numerous technology breakthroughs, such as real time CPR feedback devices, algorithms to identify CPR performance quality, load-distributing band technology for CPR, and, with its ground-breaking Life Vest, a wearable external defibrillator.  Much of their technology is driving new standards of care,” stated Mr. Fater.

About ZOLL Medical Corporation

ZOLL Medical Corporation develops and markets medical devices and software solutions that help advance emergency care and save lives, while increasing clinical and operational efficiencies. With products for defibrillation and monitoring, circulation and CPR feedback, data management, fluid resuscitation, and therapeutic temperature management, ZOLL provides a comprehensive set of technologies that help clinicians, EMS and fire professionals, and lay rescuers treat victims needing resuscitation and critical care.

A NASDAQ Global Select company and a Forbes 100 Most Trustworthy Company in 2007, 2008, and 2009, ZOLL develops and manufactures its products in the United States, in California, Colorado, Illinois, Massachusetts, Pennsylvania, and Rhode Island.  More than 400 direct sales and service representatives, 1,100 business partners, and 200 independent representatives serve our customers in over 140 countries around the globe.  For more information, visit www.zoll.com.

About Vicor Technologies, Inc.

Vicor Technologies’ PD2i Analyzer™ employs its patented, proprietary point correlation dimension algorithm (PD2i®), a deterministic, nonlinear measure of electrophysiological potentials that predicts future pathological events with a high degree of accuracy in target populations. Vicor anticipates use of its PD2i Analyzer™ to enable early detection and risk stratification for a variety of other disorders and diseases. Additional information is available at www.vicortech.com.

Disclaimer

The appearance of name-brand institutions, such as NASDAQ and Forbes, in this media release does not constitute endorsement by institutions of the information, products or services contained therein.

Caution Regarding Forward-Looking Statements

Forward-looking statements in this press release are based on current plans and expectations that are subject to uncertainties and risks, which could cause our future results to differ materially.  The following factors, among others, could cause our actual results to differ:  our ability to successfully complete the normal range study for PD2i® values; our ability to generate revenues from the sale of the PD2i Analyzer™; our ability to obtain the necessary regulatory approvals to market the PD2i Analyzer™; our ability to develop additional applications for the PD2i Analyzer™; the ability of additional sales representatives to create revenue; our ability to continue to receive financing sufficient to continue operations and complete critical clinical trials; our ability to continue as a going concern; our ability to successfully develop products based on our technologies; our ability to obtain and maintain adequate levels of third-party reimbursement for our products; the impact of competitive products and pricing; our ability to receive regulatory approval for our products; the ability of third-party contract research organizations to perform preclinical testing and clinical trials for our technologies; the ability of third-party manufacturers to manufacture our products; our ability to retain the services of our key personnel; our ability to market and sell our products successfully; our ability to protect our intellectual property; product liability; changes in federal income tax laws and regulations; general market conditions in the medical device and pharmaceutical industries; and other matters that are described in Vicor's Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and subsequent filings with the Securities and Exchange Commission.   Forward-looking statements in this press release speak only as of the date of the press release, and we assume no obligation to update forward-looking statements or the reasons why actual results could differ.

Copyright © 2011 ZOLL Medical Corporation. All rights reserved. 269 Mill Road, Chelmsford, MA 01824-4105.  AutoPulse, LifeVest and ZOLL are trademarks or registered trademarks of ZOLL Medical Corporation in the United States and/or other countries. All product names are the property of their respective owners.

Release 11-18

CORPORATE CONTACT	INVESTOR CONTACT	MEDIA CONTACT
David H. Fater	Richard Moyer	Robin Schoen
Vicor Technologies, Inc.	Cameron Associates	Robin Schoen Public Relations
561.995.7313	212.554.5466	215.504.2122
dfater@vicortech.com	richard@cameronassoc.com	rschoen@robinschoenpr.com